Exhibit 99.1

Cypress Announces Quarterly Cash Dividend

SAN JOSE, Calif., December 8, 2011 – Cypress Semiconductor Corp. (Nasdaq: CY) today announced that its Board of Directors has approved the company’s third consecutive quarterly cash dividend of $0.09 per share payable to holders of record of the Company’s common stock at the close of business on January 5, 2012. This dividend will be paid on January 19, 2012.

It is expected that the declared dividend will be paid from U.S. domestic sources other than the Company’s retained earnings and is expected to be treated as a return of capital for U.S. tax purposes for the 2012 fiscal year, although the final determination of the tax treatment of the dividend will be made after the Company’s 2012 fiscal year end. The Company will provide direction annually on the potential tax treatment of the dividend for U.S. tax purposes.

Cypress’s dividend policy and the payment of cash dividends under that policy are subject to the Board’s continuing determination that the dividend policy and the declaration of dividends are in the best interests of Cypress’s stockholders and are in compliance with all laws and agreements of Cypress applicable to the declaration and payment of cash dividends. The dividend may be changed or cancelled at the Company’s discretion at any time.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as CapSense® touch sensing and TrueTouch® solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Forward-Looking Statements

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding its adoption of a dividend policy, any future payments made under that policy, any decision to cancel or change the dividend policy, each of which involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: the discretion of management and the board as to whether declaring a dividend is in the best interests of the Company, the business and economic conditions and growth trends in the semiconductor industry and in various geographic regions; our ability to manage financial risk; and other factors listed in Cypress’s most recent reports on Form 10-K, 10-Q and 8-K. The information above speaks only as of the date of this release.

Cypress and the Cypress logo, PSoC, TrueTouch, CapSense, West Bridge and EZ-USB are registered trademarks of Cypress Semiconductor Corporation. Programmable System-on-Chip is a trademark of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners

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